Exhibit 99.1

News Release

Contact:	Zvi Eiref
Chief Financial Officer
609/279-7666

CHURCH & DWIGHT REPORTS FIRST QUARTER RESULTS

EFFECT OF ACQUIRING REMAINDER OF ARMKEL

PRINCETON, NJ, MAY 11, 2004 – Church & Dwight Co., Inc. (NYSE:CHD) today reported first quarter net income of $29.9 million or $0.70 per diluted share, a 40% increase over the $20.9 million or $0.50 per share for the comparable period a year ago. This year’s first quarter, which ended on April 2, was six days longer than the comparable period a year ago, and also benefited from the acquisition of the former Unilever North American oral care business late last year.

Robert A. Davies, III, Chairman and Chief Executive Officer of Church & Dwight, commented, “We are pleased with these results and, in particular, the underlying margin expansion which enabled us to fund a substantial increase in marketing and product development. With this strong start, we feel positive about the outlook for the year.”

Sales increased to $296.0 million from $248.3 million in the comparable period of the previous year. This year’s sales included $30.0 million for the former Unilever oral care brands, as well as foreign exchange gains of $1.8 million. Excluding these items, sales would have been $264.2 million, an increase of $15.9 million or 6.4% over last year, primarily due to the additional days in the quarter mentioned earlier. At the product line level, sales of household deodorizing, laundry and specialty products were higher, while personal care sales, excluding the acquired products, were lower. At the brand and product level, sales of Arm &Hammer® Super Scoop™ cat litter, Arm & Hammer and Xtra® liquid laundry detergent, and certain specialty chemicals and animal nutrition products, were all particularly strong.

Gross margin increased to 32.6%, a 2.9% improvement over last year. The gain was due to a more favorable sales mix related to increased sales of higher-margin household deodorizing and personal care products, including the acquired brands, combined with a lower level of trade and consumer promotion spending than in the comparable period last year.

Marketing spending of $24.2 million was $7.2 million or 43% higher than last year as the Company took advantage of higher margins to increase marketing spending in support of its household deodorizing and oral care businesses. The $5.8 million increase in selling, general and administrative expenses to $33.9 million, was due to a combination of factors, including higher selling expenses, an increase in trademark amortization, an increase in performance-based compensation, spending on various management information systems projects, and costs to comply with the Sarbanes-Oxley legislation. Operating income increased by $9.7 million or 33.6% to $38.5 million. Operating margin rose to 13.0% from 11.6% in the previous year.

- more -

Early in the quarter, the Company launched Arm & Hammer Enamel Care™ toothpaste, its most important oral care initiative in several years. Enamel Care is the first toothpaste to combine the cleaning and whitening properties of baking soda with fluoride and patented liquid calcium to fill tooth surfaces and restore enamel luster. Responding to this and other marketing initiatives, Arm & Hammer toothpaste sales grew steadily stronger during the quarter.

In another step to strengthen its oral care business, late in the quarter, the Company transferred production for three of the toothpaste brands acquired from Unilever, Close-Up®, Aim ® and Pepsodent® to the Church & Dwight personal care plant at Lakewood, NJ. The integration process should be completed in the third quarter with the transfer of Mentadent® toothpaste production to this facility.

At quarter-end, the Company had total outstanding debt of $364.4 million, and cash of $66.7 million, for a net debt position of $297.7 million, an increase of $25.0 million from the same period last year. Excluding the investment of approximately $110 million in the Unilever acquisition, net debt would have been reduced by about $85 million over the period. Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), as defined in the Company’s loan agreement, are estimated at $48.7 million for the quarter.

ARMKEL, LLC

Armkel, a 50/50 joint venture between Church & Dwight and the private equity group, Kelso & Company, reported net income of $18.2 million, compared to $15.2 million in the comparable period last year.

First quarter sales of $113.8 million were $14.1million or 14.1% above last year as reported, and 7.4% higher adjusted for foreign exchange gains of $6.7 million. Domestic sales of $58.0 million were 11.2% higher, reflecting solid growth by Trojan® condoms and First Response® pregnancy kits, as well as the additional days in the quarter referred to earlier. The condom business benefited from the addition of two new products to the Trojan line, Shared Pleasure™ and Magnum™ with Warm Sensations™, a unique lubricant system which warms the skin on contact for enhanced pleasure. International sales of $55.8 million were 17.4% higher as reported, and 3.2% higher adjusted for the foreign exchange gains of $6.7 million, primarily due to strong growth in the U.K. and Canada.

Armkel had total outstanding debt of $359.9 million, and cash of $64.8 million, for a net debt position of $295.1 million at quarter-end, a reduction of $71.6 million from the same period last year. Adjusted EBITDA, as defined in its loan agreement, is estimated at approximately $32.9 million for the quarter.

Mr. Davies noted that, due to the considerable synergies between Church & Dwight and Armkel, the Company looks at the combined results of Church & Dwight and its unconsolidated affiliates in evaluating the financial performance of the business. For the first quarter, combined sales (a non-GAAP measure) increased to $420.6 million, $62.7 million or 17.5% above the previous year. Combined gross margin was 40.1%, compared to 38.4% in 2003. Combined operating profit increased $14.7 million or 26.7% to $69.7 million, with an operating margin of 16.6% compared to 15.4% in the previous year.

- more -

As recently announced, the Company has reached a non-binding understanding with Kelso & Company to purchase its 50% interest in Armkel for a price of approximately $254 million. It is expected that the purchase will be completed on or about May 30, 2004, subject to customary closing conditions including completion of financing. The Company expects to raise a total of $640 million in medium-term credit facilities, which will be used to finance the acquisition and replace existing borrowing arrangements.

The Company noted that Church & Dwight and Armkel are already well integrated, and the transaction is not expected to involve any additional significant integration costs. On the completion of the transaction, however, the Company will incur certain non-cash accounting charges, primarily related to the revaluation of Armkel’s inventories and the write-off of deferred financing costs. In particular, purchase accounting principles require that the value of Armkel’s inventories be stepped-up to “fair value” (including manufacturer’s profit) resulting in lower than normal margins as these inventories are sold after the closing. The Company currently estimates that the net effect of the inventory step-up and other purchase accounting adjustments, partially offset by operating earnings from the acquired business, will be to reduce earnings in the second and third quarters by a total of about $0.20-$0.25 per share. The transaction is expected to become earnings accretive in the fourth quarter.

“We expect to have more precise guidance for the year at the time of our second quarter earnings announcement. Meanwhile, given the strong first quarter performance, we feel that our GAAP earnings objective for the year should remain at the previously announced $2.07 to $2.10 level even after the above-mentioned adjustments,” Davies added.

“Regardless of these interim charges, we strongly believe that integrating all of Armkel’s business into Church & Dwight will further enhance the strength of our brand portfolio and financial performance in the future,” Davies said.

As previously reported, at its May 5 Board Meeting, the Board declared a regular quarterly dividend of $0.08 per share. The dividend is payable June 1, 2004 to stockholders of record at the close of business on May 17, 2004. This is the Company’s 413th regular quarterly dividend.

Church & Dwight will host a conference call to discuss first quarter 2004 earnings results with the investment community on May 11 at 10:00 a.m. (ET). To participate, dial in at 800-299-7635, access code: Church & Dwight. A replay will be available two hours after the call at 888-286-8010, access code: 28202909, as well as on the Company’s website. Also, you can participate via webcast by visiting the Investor Relations Section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products, under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to short- and long-term financial objectives, sales and earnings growth, gross margin, earnings per share, non-cash accounting charges, the integration of the oral care brands acquired from Unilever in 2003, the effects of the Company’s proposed acquisition of the remaining 50% interest in Armkel, the integration of Armkel, and financial forecasts. These statements represent the intentions, plans, expectations and beliefs of Church & Dwight, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), raw material and energy prices, the financial condition of major customers, the Company’s ability to complete the acquisition of the remaining 50% interest in Armkel, the integration of Armkel, trade, competitive and consumer reactions to the Company’s products and other factors described in Church & Dwight’s quarterly and annual reports filed with the SEC.

# # #

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(In thousands, except per share data)	Apr. 2, 2004	Mar. 28, 2003
Net Sales	$295,991	$248,298
Cost of sales	199,429	174,464

Gross profit	96,562	73,834
Marketing expenses	24,188	16,943
Selling, general and administrative expenses	33,914	28,110

Income from Operations	38,460	28,781
Equity in earnings of affiliates	9,824	8,152
Other income (expense), net	(3,642)	(4,871)

Income before minority interest and taxes	44,642	32,062
Income taxes	14,730	11,107
Minority Interest	6	9

Net Income	$29,906	$20,946

Net Income per share - Basic	$0.73	$0.52
Net Income per share - Diluted	$0.70	$0.50

Dividend per share	$0.08	$0.075
Weighted average shares outstanding - Basic	40,882	39,945
Weighted average shares outstanding - Diluted	42,989	41,852

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	Apr. 2, 2004	Mar. 28, 2003
Assets
Current Assets
Cash, equivalents and securities	$66,666	$67,242
Accounts receivable	101,368	96,831
Inventories	98,323	85,912
Other current assets	20,760	25,204

Total Current Assets	287,117	275,189

Property, Plant and Equipment (Net)	257,026	240,755
Equity Investment in Affiliates	163,611	136,503
Intangibles and other assets	419,581	333,063

Total Assets	$1,127,335	$985,510

Liabilities and Stockholders’ Equity
Short-Term Debt	$68,547	$66,418
Other Current Liabilities	164,796	169,933

Total Current Liabilities	233,343	236,351

Long-Term Debt	295,851	273,603
Other Long-Term Liabilities	126,357	107,566
Stockholders’ Equity	471,784	367,990

Total Liabilities and Stockholders’ Equity	$1,127,335	$985,510

SUPPLEMENTARY INFORMATION

The following discussion addresses the reconciliations below and in this press release that reconcile non-GAAP and other measures used in this press release to the most directly comparable GAAP measures:

Adjusted Net Sales

The press release provides information regarding the Company’s Net Sales adjusted to exclude sales of former Unilever oral care brands and the effect of foreign exchange adjustments. Management believes that the presentation of adjusted net sales (including reconciliation information in the press release) is useful to investors because it enables them to assess, on a consistent basis, the performance of Company products that were marketed during the entirety of compared periods. In addition, management believes that the presentation of net sales of Armkel, adjusted to exclude the effect of foreign exchange adjustments (including reconciliation information in the press release), is useful to investors for the reasons stated above and because it assists them in gauging management’s success in achieving efficiencies resulting from the combination of the purchasing, manufacturing and sales and marketing functions of the Company and Armkel.

Net Debt

The press release contains information reconciling the increase in net debt to the reduction in net debt that would have occurred if the Company’s investment in the Unilever oral care brands acquisition were excluded. Management believes the resulting adjusted net debt measure is useful to investors because it provides information regarding management’s success in reducing debt incurred in connection with prior acquisitions.

Adjusted EBITDA

Management believes that Adjusted EBITDA is an important measure to investors because it indicates the Company’s ability to generate liquidity in a fashion that will enable it to satisfy an important financial covenant in the Company’s principal credit agreement. Set forth below is a reconciliation of the Company’s and Armkel’s Adjusted EBITDA to their respective cash flows from operations, the most directly comparable GAAP measure.

Adjusted EBITDA

Reconciliation of Net Cash Provided By

Operating Activities to Adjusted EBITDA

(Dollars in Millions)

	CHD	Armkel
Net Cash Provided by Operating Activities	$31.1	$2.8

Interest Expense	4.5	6.9
Current Income Tax Provision	8.6	3.5
Proceeds from Affiliates	1.2	—
Change in Working Capital & Other Liabilities	3.7	17.7
Investment Income	(0.4)	(0.3)
Other	—	2.3

Adjusted EBITDA	$48.7	$32.9

Combined Product Line Net Sales, Gross Profit and Operating Profit

The following table reconciles the Company’s reported product line net sales, gross profit and operating profit to the combined amounts for the Company and its unconsolidated equity investees for the quarters ended April 2, 2004, and March 28, 2003. The reconciliation reflects the elimination of inter-company sales and the reclassification of the administrative costs of production planning and logistics functions. Management believes this information is useful to investors because the businesses of the Company and its unconsolidated equity investees are managed on a combined basis, and management uses combined performance measures to analyze performance and develop financial objectives.

Church & Dwight Co., Inc.

Product Line Net Sales, Gross Profit and Operating Profit

Including Unconsolidated Affiliates

1st Quarter 2004 vs 2003

Dollars in Millions

	Three Months Ended April 2, 2004
	CHD As Reported	Armkel	Other Affiliates	Adj’s **	CHD & Affiliates
Deodorizing and Cleaning Products	$61.1	$—	$—	$—	$61.1
Laundry Products	$105.5	$—	$—	$—	$105.5
Personal Care Products	$69.5	$58.0	$—	$—	$127.5
International	$9.0	$55.8	$—	$(0.4)	$64.4
Total Consumer	$245.1	$113.8	$—	$(0.4)	$358.5
Specialty Products Division	$50.9	$—	$13.2	$(2.0)	$62.1
Total Net Sales	$296.0	$113.8	$13.2	$(2.4)	$420.6
Gross Profit	$96.6	$65.7	$2.8	$3.5	$168.6
% of Net Sales	32.6%	57.7%	21.2%		40.1%
Operating Profit	$38.5	$29.8	$1.4	$—	$69.7
% of Net Sales	13.0%	26.1%	10.6%		16.6%

	Three Months Ended March 28, 2003
	CHD As Reported	Armkel	Other Affiliates	Adj’s **	CHD & Affiliates
Deodorizing and Cleaning Products	$53.2	$—	$—	$—	$53.2
Laundry Products	$100.6	$—	$—	$—	$100.6
Personal Care Products	$42.6	$52.1	$—	$—	$94.7
International	$7.9	$47.5	$—	$(0.8)	$54.6
Total Consumer	$204.3	$99.6	$—	$(0.8)	$303.1
Specialty Products Division	$44.0	$—	$11.9	$(1.1)	$54.8
Total Net Sales	$248.3	$99.6	$11.9	$(1.9)	$357.9
Gross Profit	$73.8	$58.5	$2.5	$2.8	$137.6
% of Net Sales	29.7%	58.7%	21.0%		38.4%
Operating Profit	$28.8	$25.1	$1.1	$—	$55.0
% of Net Sales	11.6%	25.2%	9.2%		15.4%

**	Adjustments include: elimination of intercompany sales; in Gross Profit, reclassification of the administrative costs of production planning and logistics functions.